                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (AMENDMENT No. 1 )(1)
                                            ---


                                 IMMUNOGEN, INC.
                                ----------------
                                (Name of Issuer)


                                  COMMON STOCK
                         ------------------------------
                         (Title of Class of Securities)


                                   45253H 10 1
                                 --------------
                                 (CUSIP Number)


                                JANUARY 26, 2000
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  /_/      Rule 13d-1(b)
                  /X/      Rule 13d-1(c)
                  /_/      Rule 13d-1(d)


---------------------------
(1) The remainder of this cover page shall be filled out for reporting person's initial filing on this form wiht respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).
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   CUSIP NO. 45253H 10 1            13G             PAGE 2 OF 9 PAGES
   ---------------------            ---             -----------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
          BIOTECHNOLOGY VALUE FUND, L.P. I.R.S.
          IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b) /_/
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
--------------------------------------------------------------------------------
       NUMBER             5    SOLE VOTING POWER
         OF                    0
       SHARES             ------------------------------------------------------
    BENEFICIALLY          6    SHARED VOTING POWER
      OWNED BY                 599,657
        EACH              ------------------------------------------------------
      REPORTING           7    SOLE DISPOSITIVE POWER
       PERSON                  0
        WITH              ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               599,657
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          599,657
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                   /_/
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          1.9%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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   CUSIP NO. 45253H 10 1            13G             PAGE 3 OF 9 PAGES
   ---------------------            ---             -----------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
          BIOTECHNOLOGY VENTURE PARTNERS, L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b) /_/
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
--------------------------------------------------------------------------------
       NUMBER             5    SOLE VOTING POWER
         OF                    0
       SHARES             ------------------------------------------------------
    BENEFICIALLY          6    SHARED VOTING POWER
      OWNED BY                 184,952
        EACH              ------------------------------------------------------
      REPORTING           7    SOLE DISPOSITIVE POWER
       PERSON                  0
        WITH              ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               184,952
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          184,952
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                   /_/
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          0.6%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

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   CUSIP NO. 45253H 10 1            13G             PAGE 4 OF 9 PAGES
   ---------------------            ---             -----------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON:
          BVF PARTNERS L.P.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) /X/  (b) /_/
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
--------------------------------------------------------------------------------
       NUMBER             5    SOLE VOTING POWER
         OF                    0
       SHARES             ------------------------------------------------------
    BENEFICIALLY          6    SHARED VOTING POWER
      OWNED BY                 1,507,547
        EACH              ------------------------------------------------------
      REPORTING           7    SOLE DISPOSITIVE POWER
       PERSON                  0
        WITH              ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               1,507,547
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,507,547
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                   /_/
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          4.9%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          PN
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. 45253H 10 1            13G             PAGE 5 OF 9 PAGES
   ---------------------            ---             -----------------

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          BVF INC.
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                              (a) /X/  (b)  /_/
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          DELAWARE
--------------------------------------------------------------------------------
       NUMBER             5    SOLE VOTING POWER
         OF                    0
       SHARES             ------------------------------------------------------
    BENEFICIALLY          6    SHARED VOTING POWER
      OWNED BY                 1,507,547
        EACH              ------------------------------------------------------
      REPORTING           7    SOLE DISPOSITIVE POWER
       PERSON                  0
        WITH              ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER
                               1,507,547
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,507,547
--------------------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
          CERTAIN SHARES*                                                   /_/
--------------------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          4.9%
--------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          IA, CO
--------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. 45253H 10 1            13G             PAGE 6 OF 9 PAGES
   ---------------------            ---             -----------------


ITEM 1(a).        NAME OF ISSUER:

                  Immunogen, Inc. ("Immunogen")

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  333 Providence Highway
                  Norwood, MA  02062

ITEM 2(a).        NAME OF PERSON FILING:

                  This Amendment to Schedule 13G is being filed on behalf of the following persons*:

                  (i)      Biotechnology Value Fund, L.P. ("BVF")
                  (ii)     Biotechnology Venture Partners, L.P. ("BVF Venture")
                  (iii)    BVF Partners L.P. ("Partners")
                  (iv)     BVF Inc. ("BVF Inc.")

                  * Attached as Exhibit A is a copy of an agreement among the persons filing (as specified hereinabove) that this Amendment to Schedule 13G is being filed on behalf of each of them.

ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                           The principal business office of the persons
comprising the group filing this Amendment to Schedule 13G is located at 227 West Monroe Street, Suite 4800, Chicago, Illinois, 60606.

ITEM 2(c).        CITIZENSHIP:

                  BVF:                   a Delaware limited partnership
                  BVF Venture:           a Delaware limited partnership
                  Partners:              a Delaware limited partnership
                  BVF Inc.:              a Delaware corporation

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $.01.

ITEM 2(e).        CUSIP Number:

                  45253H 10 1


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   CUSIP NO. 45253H 10 1            13G             PAGE 7 OF 9 PAGES
   ---------------------            ---             -----------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c) CHECK WHETHER THE PERSON FILING IS ONE OF THE FOLLOWING:

Not applicable as this Amendment to Schedule 13G is filed pursuant to Rule 13d-1(c).

ITEM 4.           OWNERSHIP:

                  The information in items 1 and 5 through 11 on the cover pages (pp. 2 - 5) on this Amendment to Schedule 13G is hereby incorporated by reference.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following. /X/

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

                  BVF shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. BVF Venture also shares voting and dispositive power over the shares of the common stock it beneficially owns with Partners. Partners and BVF Inc. share voting and dispositive power over the shares of the common stock they beneficially own with, in addition to BVF and BVF Ventures, certain managed accounts on whose behalf Partners, as investment manager, purchased such shares. None of the managed accounts individually owns more than 5% of the common stock of Immunogen.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable.


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   CUSIP NO. 45253H 10 1            13G             PAGE 8 OF 9 PAGES
   ---------------------            ---             -----------------


ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities were not and are held in connection with or as a participant in transaction having that purpose or effect.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 1, 2000

                  BIOTECHNOLOGY VALUE FUND, L.P.

                  By:      BVF Partners L.P., its general partner

                           By:      BVF Inc., its general partner


                                    By:   /s/ Mark N. Lampert
                                          -------------------------
                                          Mark N. Lampert
                                          President


                  BIOTECHNOLOGY VENTURE PARTNERS, L.P.

                  By:      BVF Partners L.P., its general partner

                           By:      BVF Inc., its general partner


                                    By:   /s/ Mark N. Lampert
                                          -------------------------
                                          Mark N. Lampert
                                          President


                  BVF PARTNERS L.P.

                  By:      BVF Inc., its general partner


                           By:   /s/ Mark N. Lampert
                                 -------------------------
                                 Mark N. Lampert
                                 President


                  BVF INC.


                  By:   /s/ Mark N. Lampert
                        -------------------------
                        Mark N. Lampert
                        President

                                                                       EXHIBIT A


                        AGREEMENT REGARDING JOINT FILING

         The undersigned, Biotechnology Value Fund, L.P., a Delaware limited partnership, Biotechnology Venture Partners, L.P., a Delaware limited partnership, BVF Partners L.P., a Delaware limited partnership, and BVF Inc., a Delaware corporation, hereby agree and acknowledge that the information required by the Amendment to Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements thereto shall also be filed on behalf of each of them.

Dated:   February 1, 2000

                  BIOTECHNOLOGY VALUE FUND, L.P.

                  By:      BVF Partners L.P., its general partner

                           By:      BVF Inc., its general partner


                                    By:   /s/ Mark N. Lampert
                                          -------------------------
                                          Mark N. Lampert
                                          President


                  BIOTECHNOLOGY VENTURE PARTNERS, L.P.

                  By:      BVF Partners L.P., its general partner

                           By:      BVF Inc., its general partner


                                    By:   /s/ Mark N. Lampert
                                          -------------------------
                                          Mark N. Lampert
                                          President


                  BVF PARTNERS L.P.

                  By:      BVF Inc., its general partner


                           By:   /s/ Mark N. Lampert
                                 -------------------------
                                 Mark N. Lampert
                                 President


                  BVF INC.


                  By:   /s/ Mark N. Lampert
                        -------------------------
                        Mark N. Lampert
                        President